Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2018

Syracuse, New York - (Business Wire) – February 27, 2019 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported financial results for the fourth quarter and full year ended December 30, 2018.

Highlights for the Fourth Quarter of 2018 versus the Fourth Quarter of 2017 Include:

•	Restaurant sales increased 8.4% to $307.8 million from $284.0 million in the fourth quarter of 2017;

•	Comparable restaurant sales increased 2.7% compared to an 8.9% increase in the prior year quarter;

•	Adjusted EBITDA(1) was $24.3 million compared to $25.8 million in the prior year quarter;

•	Net income was $1.8 million, or $0.04 per diluted share, compared to net income of $3.9 million, or $0.09 per diluted share, in the prior year quarter; and

•	Adjusted net income(1) was $2.4 million, or $0.05 per diluted share, compared to adjusted net income of $3.8 million, or $0.08 per diluted share, in the prior year quarter.

Highlights for Full Year of 2018 versus Full Year of 2017 Include:

•	Restaurant sales increased 8.3% to $1.18 billion from $1.09 billion in 2017;

•	Comparable restaurant sales increased 3.8% compared to a 5.2% increase in 2017;

•	Adjusted EBITDA(1) increased 12.0% to $102.3 million from $91.4 million in 2017;

•	Net income was $10.1 million, or $0.22 per diluted share, compared to net income of $7.2 million, or $0.16 per diluted share, in 2017; and

•	Adjusted net income(1) was $13.6 million, or $0.30 per diluted share, compared to adjusted net income of $9.0 million, or $0.20 per diluted share, in 2017.

(1)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income or to income from operations in the tables at the end of this release.

Carrols owned and operated 849 BURGER KING® restaurants on December 30, 2018. In 2018, it acquired 44 Burger King restaurants, opened 8 new restaurants and closed 10 restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “In 2018, we generated growth of 8.3% in restaurant sales and 12.0% in Adjusted EBITDA compared to 2017, achieving the high-end of our top-line and comparable restaurant sales guidance and the midpoint of our profitability expectation for the year. We were pleased with our comparable restaurant sales performance during the fourth quarter as we outpaced the U.S. Burger King system by almost 200 basis points while lapping a formidable 8.9% comparable restaurant sales comparison from the prior year period.”

Accordino continued, “We improved Adjusted EBITDA margin modestly in 2018, however, the impact from the heightened promotional environment was evident in our fourth quarter results. The variety of promotional deals included the $1 Chicken Nuggets offer, the $3.49 King Deal, a 2 for $6 Mix & Match, the $6 King Box and the 2 for $10 Meal Deal, balanced somewhat with the Cheesy Bacon Crispy Chicken and Philly Cheese King offers. Despite driving higher sales, Adjusted EBITDA margin decreased from the prior year quarter reflecting the impact of these deals combined with ongoing pressure on our labor costs.”

On February 20, 2019 Carrols announced that it had entered into a definitive Agreement and Plan of Merger to acquire 166 Burger King® and 55 Popeyes® restaurants from Cambridge Franchise Holdings, LLC (“Cambridge”) in 10 Southeastern and Southern states. In conjunction with the merger, Carrols has also entered into a new Area Development and Remodeling Agreement with Burger King Corporation (“BKC”) (which will be subject to and effective upon the closing of the transaction with Cambridge) that expands the assignment of BKC’s Right Of First Refusal (“ROFR”) for the acquisition of up to 500 additional Burger King restaurants (excluding the Cambridge restaurants) and also realigns the Company’s ROFR territory to include most of Arkansas, Louisiana, Mississippi, and Tennessee. Additional details on this transaction can be found in the Company’s filings with the Securities and Exchange Commission.

Accordino concluded, “Looking ahead, 2019 should be an exciting year at Carrols as we close on the merger with Cambridge that we announced last week. The transaction further strengthens our position in the Burger King system while providing us the opportunity to continue executing our acquisition and expansion strategy. Cambridge also brings a strong, growing second brand in Popeyes to Carrols’ portfolio, providing us with another avenue for growth through new restaurant development and acquisitions.”

Fourth Quarter 2018 Financial Results

Restaurant sales increased 8.4% to $307.8 million in the fourth quarter of 2018 compared to $284.0 million in the fourth quarter of 2017. Comparable restaurant sales increased 2.7%, including an average customer traffic increase of 3.3% that was partially offset by a decrease in average check of 0.6% including 1.7% of increased pricing.

Restaurant-level EBITDA(1) was $39.4 million in the fourth quarter of 2018, slightly lower than the $40.4 million in the prior year period. Restaurant-Level EBITDA margin was 12.8% of restaurant sales and decreased 141 basis points from the fourth quarter of 2017 reflecting deleveraging on cost of sales from the higher promotional levels, and the impact of higher restaurant wage costs.

General and administrative expenses were $16.8 million in the fourth quarter of 2018 compared to $15.7 million in the prior year period. As a percentage of restaurant sales, general and administrative expenses held at 5.5% compared to the prior year period.

Adjusted EBITDA(1) decreased 5.9% to $24.3 million in the fourth quarter of 2018 compared to $25.8 million in the fourth quarter of 2017. Adjusted EBITDA margin decreased 120 basis points to 7.9% of restaurant sales.

Income from operations decreased to $7.2 million in the fourth quarter of 2018 compared to $9.9 million in the prior year period.

Interest expense held at $5.9 million in the fourth quarters of 2018 and 2017. Cash balances totaled $4.0 million at the end of the fourth quarter of 2018.

Net income was $1.8 million for the fourth quarter of 2018, or $0.04 per diluted share, compared to net income of $3.9 million, or $0.09 per diluted share, in the prior year period. Net income in the fourth quarter of 2018 included $0.3 million of impairment and other lease charges as well as a $0.4 million acquisition expenses. Net income in the fourth quarter of 2017 included $0.8 million of impairment and other lease charges and $0.1 million of acquisition expenses. It also included a $0.8 million tax benefit from remeasuring net deferred taxes due the lowering of the Federal income tax rate to 21% under the Tax Cuts and Jobs Act signed into law in 2017.

Adjusted net income(1) in the fourth quarter of 2018 was $2.4 million, or $0.05 per diluted share, compared to adjusted net income of $3.8 million, or $0.08 per diluted share, in the fourth quarter of 2017.

Full Year 2019 Outlook
The Company is providing the following guidance for 2019 which does not include the impact from the merger with Cambridge or any other potential acquisition that the Company may complete in 2019. The Company will update guidance after completion of the merger with Cambridge which is currently expected to close in late April 2019:

•	Total restaurant sales are expected to be $1.25 billion to $1.28 billion including comparable restaurant sales growth of 2.0% to 3.5%;

•	Commodity costs are expected to increase approximately 1% to 2% including a 2% to 3% increase in beef costs;

•	General and administrative expenses are expected to be $62 million to $64 million, excluding stock compensation expense and acquisition-related costs;

•	Adjusted EBITDA is expected to be $100 million to $110 million;

•	Capital expenditures are expected to be $75 million to $95 million, including $25 million to $35 million for construction of 15 to 20 new units;

•	Proceeds from sale/leasebacks are expected to be approximately $10 million to $15 million; and

•	The Company expects to close 10 to 15 restaurants.
The Company has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because it does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of the Company’s control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss fourth quarter and full year 2018 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 334-323-0522. A replay will be available one hour after the call and can be accessed by dialing 719-457-0820; the passcode is 6881051. The replay will be available until Wednesday, March 6, 2019. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 849 restaurants as of December 30, 2018 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Restaurant sales	$307,754	$283,967	$1,179,307	$1,088,532
Costs and expenses:
Cost of sales	89,304	79,783	326,308	304,593
Restaurant wages and related expenses	99,340	89,495	382,829	350,054
Restaurant rent expense	21,297	19,885	81,409	75,948
Other restaurant operating expenses	45,812	42,797	178,750	166,786
Advertising expense	12,599	11,652	48,340	44,677
General and administrative expenses (b) (c)	16,829	15,662	66,587	60,348
Depreciation and amortization	15,042	13,987	58,468	54,159
Impairment and other lease charges (d)	331	825	3,685	2,827
Other expense (income), net	10	21	(424)	(333)
Total costs and expenses	300,564	274,107	1,145,952	1,059,059
Income from operations	7,190	9,860	33,355	29,473
Gain on bargain purchase	—	—	(230)	—
Interest expense	5,886	5,943	23,638	21,710
Income before income taxes	1,304	3,917	9,947	7,763
Provision (benefit) for income taxes	(503)	(4)	(157)	604
Net income	$1,807	$3,921	$10,104	$7,159

Basic and diluted net income per share (e) (f):	$0.04	$0.09	$0.22	$0.16
Basic weighted average common shares outstanding	35,742	35,435	35,715	35,417
Diluted weighted average common shares outstanding	45,403	45,007	45,320	44,977

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended December 30, 2018 and December 31, 2017 each included thirteen and fifty-two weeks, respectively.

(b)
General and administrative expenses include acquisition costs of $409 and $125 for the three months ended December 30, 2018 and December 31, 2017, respectively, and $1,445 and $1,793 for the twelve months ended December 30, 2018 and December 31, 2017, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $1,311 and $1,009 for the three months ended December 30, 2018 and December 31, 2017, respectively, and $5,812 and $3,518 for the twelve months ended December 30, 2018 and December 31, 2017, respectively.

(d)
Impairment and other lease charges for the twelve months ended December 30, 2018 included, among other things, a $1.9 million write down for defective restaurant equipment that was replaced in approximately 300 restaurants. The Company has commenced litigation against the equipment supplier.

(e)	Basic net income per share was computed excluding income attributable to preferred stock and non-vested restricted shares.

(f)
Diluted net income per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended		Twelve Months Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017

Total Restaurant Sales	$307,754	$283,967	$1,179,307	$1,088,532
Change in Comparable Restaurant Sales (a)	2.7%	8.9%	3.8%	5.2%

Average Weekly Sales per Restaurant: (b)	$28,228	$27,576	$27,866	$26,690

Restaurant-Level EBITDA (c)	$39,402	$40,355	$161,671	$146,474
Restaurant-Level EBITDA margin (c)	12.8%	14.2%	13.7%	13.5%

Adjusted EBITDA (c)	$24,293	$25,827	$102,341	$91,408
Adjusted EBITDA margin (c)	7.9%	9.1%	8.7%	8.4%

Adjusted net income (c)	$2,369	$3,761	$13,587	$9,037
Adjusted diluted net income per share	$0.05	$0.08	$0.30	$0.20

Number of Restaurants:
Restaurants at beginning of period	838	798	807	753
New restaurants	2	9	8	11
Acquired restaurants	10	4	44	64
Closed restaurants	(1)	(4)	(10)	(21)
Restaurants at end of period	849	807	849	807

Average Number of Restaurants:	838.7	792.2	813.9	784.3

	At 12/30/18	At 12/31/17
Long-term debt (d)	$280,144	$281,884
Cash	$4,014	$29,412

(a)
Restaurants are generally included in comparable restaurant sales after they have been open or acquired for twelve months. For the three and twelve months ended December 30, 2018 the changes in comparable restaurant sales are calculated on a thirteen week and fifty-two week basis, respectively.

(b)	Average weekly restaurant sales are derived by dividing restaurant sales for the comparable thirteen-week or fifty-two week period by the average number of restaurants operating during such period.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA, Adjusted EBITDA and Adjusted net income to net income, and to the Company's reconciliation of Restaurant-Level EBITDA to income from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants. Adjusted diluted net income per share is calculated based on Adjusted net income.

(d)
Long-term debt (including current portion and excluding deferred financing costs and bond premium) at December 30, 2018 included $275,000 of the Company's 8.0% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $3,941 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at December 31, 2017 included $275,000 of the Company's 8.0% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $5,681 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended		Twelve Months Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income	$1,807	$3,921	$10,104	$7,159
Provision (benefit) for income taxes	(503)	(4)	(157)	604
Interest expense	5,886	5,943	23,638	21,710
Gain on bargain purchase	—	—	(230)	—
Depreciation and amortization	15,042	13,987	58,468	54,159
EBITDA	22,232	23,847	91,823	83,632
Impairment and other lease charges	331	825	3,685	2,827
Acquisition costs (b)	409	125	1,445	1,793
Gain on insurance proceeds from fire, net	10	21	(424)	(362)
Stock compensation expense	1,311	1,009	5,812	3,518
Adjusted EBITDA	$24,293	$25,827	$102,341	$91,408

Reconciliation of Restaurant-Level EBITDA: (a)
Income from operations	$7,190	$9,860	$33,355	$29,473
Add:
General and administrative expenses	16,829	15,662	66,587	60,348
Depreciation and amortization	15,042	13,987	58,468	54,159
Impairment and other lease charges	331	825	3,685	2,827
Other expense (income), net (c)	10	21	(424)	(333)
Restaurant-Level EBITDA	$39,402	$40,355	$161,671	$146,474

Reconciliation of Adjusted Net Income: (a)
Net income	$1,807	$3,921	$10,104	$7,159
Add:
Impairment and other lease charges	331	825	3,685	2,827
Acquisition costs (b)	409	125	1,445	1,793
Gain on bargain purchase	—	—	(230)	—
Gain on insurance proceeds from fire, net	10	21	(424)	(362)
Income tax effect of above adjustments (d)	(188)	(369)	(993)	(1,618)
Adjust income tax benefit from deferred tax adjustments (e)	—	(762)	—	(762)
Adjusted net income	$2,369	$3,761	$13,587	$9,037
Adjusted diluted net income per share	$0.05	$0.08	$0.30	$0.20

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income which are non-GAAP financial measures. EBITDA represents net income before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock compensation expense, and gain on insurance proceeds. Restaurant-Level EBITDA represents income from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other expense (income). Adjusted net income represents net income as adjusted to exclude, impairment and other lease charges, acquisition costs, gain on bargain purchase and gain on insurance proceeds.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income because we believe that they provide a more meaningful comparison than EBITDA and net income of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other expense (income), all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income, when viewed with

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)

the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income, income from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income and EBITDA, Adjusted EBITDA and Adjusted net income and between income from operations and Restaurant-Level EBITDA.

(b)
Acquisition costs for the periods presented primarily include legal and professional fees incurred in connection with restaurant acquisitions, and in 2017, include certain payroll and other costs associated with the wind-down of the corporate headquarters from an acquisition in June 2017, which were included in general and administrative expense.

(c)	Other income, net for the twelve months ended December 30, 2018 and December 31, 2017 each include a gain related to an insurance recovery from a fire at one of its restaurants.

(d)
The income tax effect related to the adjustments for impairment and other lease charges, gain on bargain purchase, gain on insurance proceeds and acquisition costs during the periods presented was calculated using an effective income tax rate of 25% and 22.2% for the three and twelve months ended December 30, 2018, respectively, and 38% for the three and twelve months ended December 31, 2017.

(e)
The provision (benefit) for income taxes in 2017 includes a $0.8 million discrete tax benefit recorded in the fourth quarter to remeasure net deferred taxes due to the lowering of the Federal income tax rate to 21% under the Tax Cuts and Jobs Act ("Tax Act") signed into law in the fourth quarter of 2017.